SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934(1)



                             AURUM SOFTWARE, INC.
                               (Name of Issuer)


                         Common Stock, $.001 par value
                        (Title of Class of Securities)

                                   05208A106

                                (CUSIP Number)

------------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


______________________________             ________________________________
|                            |             |                              |
|CUSIP No.05208A106          |   13G       |Page   2    of    9   Pages   |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    | Morgan Stanley Group Inc.                                          |
|    | 13-2838811                                                         |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 |  CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |  Delaware                                                          |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    | 0                                             |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 2,275,593                                     |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 0                                             |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | 2,275,593                                     |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 2,275,593                                                          |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    | 20.4%                                                              |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    | CO                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




______________________________             ________________________________
|                            |             |                              |
|CUSIP No.05208A106          |    13G      | Page   3    of   9   Pages   |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    | Morgan Stanley Venture Capital II, Inc.                            |
|    |                                                                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                               _    |
|    |                                                          (a) |_|   |
|    |                                                               _    |
|    |                                                          (b) |_|   |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 |  CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |  Delaware                                                          |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    | 0                                             |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 2,275,593                                     |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 0                                             |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | 2,275,593                                     |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 2,275,593                                                          |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    | 20.4%                                                              |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    | CO                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




______________________________             ________________________________
|                            |             |                              |
|CUSIP No.05208A106          |    13G      | Page   4    of   9   Pages   |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    | Morgan Stanley Venture Partners II, L.P.                           |
|    |                                                                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                               _    |
|    |                                                          (a) |_|   |
|    |                                                               _    |
|    |                                                          (b) |_|   |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 |  CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |  Delaware                                                          |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    | 0                                             |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 2,275,593                                     |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 0                                             |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | 2,275,593                                     |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 2,275,593                                                          |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    | 20.4%                                                              |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    | PN                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




______________________________             ________________________________
|                            |             |                              |
|CUSIP No.05208A106          |    13G      | Page   5    of    9  Pages   |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    | Morgan Stanley Venture Capital Fund II, L.P.                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 |  CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |  Delaware                                                          |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    | 0                                             |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    | 1,502,379                                     |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    | 0                                             |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    | 1,502,379                                     |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 1,502,379                                                          |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    | 13.5%                                                              |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    | PN                                                                 |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


Item 1(a).  Name of Issuer.

         Aurum Software, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices.

         3385 Scott Boulevard
         Santa Clara, CA 95054



Item 2(a).  Name of Person Filing.

         Morgan Stanley Group Inc. ("Morgan Stanley")

         Morgan Stanley Venture Capital II, Inc. ("MSVC")

         Morgan Stanley Venture Partners II, L.P. ("Partners")

         Morgan Stanley Venture Capital Fund II, L.P.
         ("Fund")


Item 2(b).  Address of Principal Business Office or, if
         None, Residence.

         The address of the principal business and principal office of each of the Fund, Partners, and MSVC is 1221 Avenue of the Americas, New York, New York 10020. The address of the principal business and principal office of Morgan Stanley is 1585 Broadway, New York, New York 10036.

Item 2(c).  Citizenship.

         The citizenship of the Fund, Partners, MSVC and Morgan Stanley is Delaware.

Item 2(d).  Title of Class of Securities.

         Common Stock, $.001 par value


Item 2(e).  CUSIP Number.

         05208A106

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a: N/A
          _
   (a)   |_|   Broker or dealer registered under Section 15
         of the Act,
          _
   (b)   |_|   Bank as defined in Section 3(a)(6) of the
         Act,

   (c)   |_|   Insurance Company as defined in Section
         3(a)(19) of the Act,
          _
   (d)   |_|   Investment Company registered under Section
         8 of the Investment Company Act,
          _
   (e)   |_|   Investment Adviser registered under Section
         203 of the Investment Advisers Act of 1940,
          _
   (f)   |_|   Employee Benefit Plan, Pension Fund which is
         subject to the provisions of the Employee
         Retirement Income Security Act of 1974 or
         Endowment Fund; see Section  240.13d-1(b)(1)(ii)(F),
          _
   (g)   |_|   Parent Holding Company, in accordance with
         Section  240.13d-1(b)(1)(ii)(G) (Note: See Item 7),
          _
   (h)   |_|   Group, in accordance with Section  240.13d-
         1(b)(1)(ii)(H).

Item 4. Ownership. (a) Amount Beneficially Owned: Fund may be deemed to own beneficially 1,502,379 shares of Common Stock as of December 31, 1996. As described below, Partners, MSVC and Morgan Stanley may each be deemed to own beneficially 2,275,593 shares of Common Stock as of December 31, 1996.

         Fund, Morgan Stanley Venture Investors, L.P., and Morgan Stanley Venture Capital Fund II, C.V. (the "Funds") have the right to vote or to direct the vote of or to dispose or to direct the disposition of 1,502,379, 432,137 and 341,077 shares of Common Stock, respectively. Partners, as general partner of each Fund, controls the actions of each Fund. MSVC, as general partner of Partners, controls the actions of Partners. Morgan Stanley, as the sole shareholder of MSVC, controls the actions of MSVC. Thus, each of Partners, MSVC and Morgan Stanley may be deemed to beneficially own the entire 2,275,593 shares of Common Stock held by the Funds.


         (b)   Percent of Class:(2)

         Morgan Stanley                       20.4%
         MSVC                                 20.4%
         Partners                             20.4%
         Fund                                 13.5%


         (c)  Deemed Voting Power and Disposition Power:

                        (i)         (ii)             (iii)           (iv)
                      Deemed       Deemed           Deemed         Deemed
                      to have      to have          to have        to have
                      Sole Power   Shared Power     Sole Power  Shared Power
                      to Vote      to Vote          to Dispose     to Dispose
                      or to        or to            or to          or to
                      Direct       Direct           Direct the     Direct the
                      the Vote     the Vote         Disposition    Disposition

------------
     (2) Based on the 11,127,877 shares of Common Stock reported to be outstanding in the report on Form SB-2 filed on October 28, 1996 by Issuer.

Morgan Stanley                     2,275,593                       2,275,593
MSVC                               2,275,593                       2,275,593
Partners                           2,275,593                       2,275,593
Fund                               1,502,379                       1,502,379

Item 5.        Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.        Ownership of More than Five Percent on Behalf of
               Another Person.

               N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               See Item 4.

Item 8. Identification and Classification of Members of the Group.

               N/A

Item 9.        Notice of Dissolution of Group.

               N/A

Item 10.       Certification.

               N/A

                                   SIGNATURE

               After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 14, 1997

                                  Morgan Stanley Venture Capital
                                    Fund II, L.P.


                                  By:   /s/ Peter R. Vogelsang
                                          Name: Peter R. Vogelsang
                                          Title: Secretary


                                  Morgan Stanley Venture Partners II, L.P.


                                  By:   /s/ Peter R. Vogelsang
                                          Name: Peter R. Vogelsang
                                          Title: Secretary

                                  Morgan Stanley Venture Capital II, Inc.


                                  By:   /s/ Peter R. Vogelsang
                                          Name: Peter R. Vogelsang
                                          Title: Secretary

                                  Morgan Stanley Group Inc.


                                  By:   /s/ Peter R. Vogelsang
                                          Name: Peter R. Vogelsang
                                          Title: Secretary














Attention: Intentional misstatements or omissions of fact constitute Federal Criminal violations (See 18 U.S.C. 10001)